EXHIBIT 4.25

FORM OF AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE PEREGRINE PHARMACEUTICALS, INC.

2005 STOCK INCENTIVE PLAN

(NON-EMPLOYEE DIRECTORS)

This Amendment (“Amendment”) to Non-Qualified Stock Option Agreement (the “Agreement”) dated as of __________, is between Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ________, (the “Optionee”).

WHEREAS, on ___________, Optionee was awarded an option to purchase ________ shares of the Company’s common stock pursuant to the Peregrine Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), as set forth in the Award Agreement;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan;

WHEREAS, pursuant to clause C.2.(i) of Section 1 of Article Two of the Plan, the Plan Administrator (which means the Compensation Committee of the Board) has the authority to extend the period of time for which an outstanding option is to remain exercisable following an Optionee’s cessation of Service;

WHEREAS, on April 24, 2015, the Compensation Committee of the Company’s Board of Directors approved an amendment to all outstanding options to non-employee members of the Company’s Board of Directors extending the exercise period following a Termination of Employment (or Service) for any reason to two (2) years (the “Extended Exercise Period”); and

WHEREAS, Company and Optionee desire to enter into this Amendment in order to restate Section 7 of the Agreement to reflect the Extended Exercise Period.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.            Section 5 of the Agreement is hereby amended and restated in its entirety as follows:

“5. Termination of Employment; Death. Upon termination of Optionee’s employment with or status as a consultant to, the Company for any reason, the Options will immediately terminate and expire, except as provided in paragraphs (a) or (b) of this Section 5.

(a) If Optionee resigns as an employee of, or consultant to, the Company with the Company's prior written consent, or if the Company terminates Optionee's employment by the Company without Cause (as defined herein), the Option will be exercisable but only to the extent it was exercisable at the time of such termination or resignation and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the expiration of two (2) years following such termination or resignation.

(b) If Optionee dies or becomes Permanently Disabled while employed by, or rendering services as a consultant to, the Company or after Optionee's employment or status as a consultant to the Company terminates but during a period in which the Option is exercisable pursuant to paragraph (a) of this Section 5, the Option will be exercisable but only to the extent it was exercisable at the time of death and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the expiration of two (2) years following the date of Optionee's death or the date Optionee becomes Permanently Disabled.”

2.            The remaining terms and conditions of the Agreement shall survive this Amendment and will continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

PEREGRINE PHARMACEUTICALS, INC.

By:________________________________

OPTIONEE:

__________________________________

Signature

Name:____________________________

Social Security Number:

_________________________________